Item 26. Exhibit (d) i.

Massachusetts Mutual Life Insurance Company

[1295 State Street, Springfield, MA 01111-0001]

Flexible Premium Variable Adjustable Life Insurance

Policy

POLICY NUMBER	[0 000 000]

INSURED	[JOHN DOE]

OWNER	[SMITH & JONES]

READ THIS POLICY CAREFULLY. We have used examples to explain some of its provisions. These examples do not reflect the actual amounts or status of this Policy (“Policy”). In this Policy, the words “we,” “us,” and “our” refer to Massachusetts Mutual Life Insurance Company.

Subject to the terms and provisions of this Policy, we will pay the death benefit to the Beneficiary when due proof of the Insured’s death is received at our Administrative Office at [1295 State Street, Springfield, Massachusetts 01111-0001].

The terms of this Policy are contained on this and the following pages. For service and information on this Policy, contact the agent who sold the Policy or our Administrative Office. You may contact us at our Administrative Office, toll free: [1-800-272-2216], or visit our website at [www.massmutual.com].

YOU HAVE A RIGHT TO RETURN THIS POLICY. If You decide not to keep this Policy, return it within[ ten ]days after You receive it. The Policy may be returned by delivering or mailing it to our Administrative Office or to the agent through whom it was purchased. Then, this Policy will be as though it had never been issued. We will promptly refund: (a) any premium paid for this Policy; plus (b) interest credited to this Policy under the Guaranteed Principal Account; plus or minus (c) an amount that reflects the investment experience of the investment divisions of the Separate Account under this Policy to the date this Policy is received by us; minus (d) any amounts borrowed or withdrawn.

/s/ Roger Crandall	/s/ Pia Flanagan

President	Secretary

This Policy provides that:

Insurance is payable upon death of the Insured.

Within specified limits, flexible premiums may be paid during the Insured’s lifetime.

This Policy and any riders are non-participating.

The Amount Of Death Benefit and the duration of insurance coverage may be fixed or variable.

The variable account value of the Policy may increase or decrease in accordance with the experience of the Separate Account.

There are no minimum guarantees as to the variable account value.

The fixed account value of the Policy earns interest at a rate not less than the minimum annual rate set forth in the Policy Specifications.

This Policy provides the Owner with the right to transfer this Policy to a Substitute Insured.

ICC16SL18

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Table of Contents

POLICY SPECIFICATIONS	1
DEFINITIONS	1g
LIFE BENEFITS	2
Rights Of Owner	2
Assigning The Policy	4
Changing The Owner Or Beneficiary	4
DEATH BENEFIT	4
Amount Of Death Benefit	4
Death Benefit Options	4

The Guaranteed Principal Account	13
ACCOUNT VALUES	13
Variable Account Value Of Policy	14
Fixed Account Value Of Policy	14
Transfers Of Values	15
Limitations On Transfers	15
MONTHLY CHARGES	16
Monthly Charges	16
Grace Period And Termination	18
REINSTATEMENT	18
When Reinstatement Can Be Made	20
Requirements To Reinstate	20

Minimum Death Benefit	4
Changes In The Death Benefit Option	5
When We Pay	6
Interest On Death Benefit	6
Suicide Exclusion	6
Increases In The Selected Face Amounts	7
Limitations On Increases	7
Decreases In The Selected Face Amount(s)	7
RIGHT TO TRANSFER THIS POLICY TO A
SUBSTITUTE INSURED	7
Transferring This Policy	7
Transfer Date	9
Transfer Method	9
Cost To Transfer	9
Policy Debt After Transfer	11
Riders After Transfer	11
Assignment Upon Transfer	11
PREMIUM PAYMENTS	11
Minimum Initial Premium	11
Planned Premiums	11
Premium Flexibility	11
Where To Pay Premiums	11
Right To Refund Premiums	12
Net Premium	12
Allocation Of Net Premiums	12
THE SEPARATE ACCOUNT AND THE GUARANTEED PRINCIPAL ACCOUNT	12
The Separate Account	12
Changes In The Separate Account	13
Accumulation Units	13
Purchase And Sale Of Accumulation Units	13

Policy After Reinstatement	20
SURRENDERS AND WITHDRAWALS	20
Right To Surrender	20
Cash Surrender Value	20
Making Withdrawals	20
How We Pay	22
LOANS	24
Right To Make Loans	24
Effect Of Loan	24
Maximum Loan Available	24
Interest On Loans	24
Policy Debt Limit	25
Repayment Of Policy Debt	25
Other Borrowing Rules	25
THIS POLICY IS NON-PARTICIPATING	25
GENERAL PROVISIONS	26
Entire Contract	26
Representations And Contestability	26
Misstatement Of Age [Or Gender]	26
Meaning Of In Force	27
Paid-up Policy Date	27
Status For Federal Tax Purposes	27
Annual Report	27
Conformity With Interstate Insurance Product Regulation Commission Standards	28
Amending This Policy	28
NOTES ON OUR COMPUTATIONS	28
Net Investment Factor	28
Accumulation Unit Value	28
Adjustments Of Units And Values	28
Basis Of Computation	29

ICC16SL18

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POLICY SPECIFICATIONS

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]	INSURED’S AGE [_35_] GENDER [_M_]
OWNER	[SMITH & JONES]
SELECTED FACE AMOUNT	[$100,000]
POLICY NUMBER	[123456789]
ISSUE DATE	[JAN 01 2014]
POLICY DATE	[JAN 01 2014]
PAID-UP POLICY DATE	[JAN 01 2074]

THE TELEPHONE NUMBER FOR THE [XYZ DEPARTMENT OF INSURANCE IS 1-000-000-0000.]

THESE POLICY SPECIFICATIONS SHOW SPECIFIC INFORMATION ABOUT THIS POLICY AND ARE REFERRED TO THROUGHOUT THE POLICY.

DEATH BENEFIT OPTION	[1]

PREMIUM INFORMATION

MINIMUM INITIAL PREMIUM	[$1,000.00]
PLANNED PREMIUM	[$1,000.00]
PLANNED PREMIUM FREQUENCY	[ANNUAL]

A NET PREMIUM WILL NOT BE LESS THAN [90.00%] OF PREMIUMS PAID.

LIMIT ON TOTAL PREMIUM PAYMENTS:

[None.]

[As of any date, the maximum limit on the sum of premiums paid under this Policy is the greater of items (A) or (B) below. This limit may be revised if this Policy is changed. These changes include, but are not limited to, withdrawals, changing the Selected Face Amount or Death Benefit Option, and adding or cancelling riders. If the limit is revised, revised Policy Specifications will be sent.

A. $12,028.70;	or

B.        $1,107.51 multiplied by the result of one (1) plus the number of full Policy Years elapsed.]

Payment of the Planned Premium amounts shown above may not be sufficient to continue the Policy and life insurance coverage in force. The period for which the Policy and coverage will continue in force will depend on: (1) The amount, timing and frequency of premium payments; (2) changes in the face amount and the Death Benefit Option; (3) changes in the interest rates credited to our

Guaranteed Principal Account and the investment performance of the divisions of the Separate Account; (4) changes in the monthly deductions from the account value of this Policy and any benefits provided by riders to this Policy; (5) changes in deductions from premium payments; and (6) loan and partial withdrawal activity.

POLICY CHARGES AND FEES:

MAXIMUM MORTALITY & EXPENSE RISK CHARGE PERCENTAGE:    [0.90%].

MAXIMUM COST OF INSURANCE CHARGES: See the Table(s) of Maximum Cost of Insurance Charges.

MAXIMUM ADMINISTRATIVE CHARGE: [$9.00] per month.

FACE AMOUNT CHARGE: See the Table of Monthly Face Amount Charges.

ICC16SL18	1a
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MAXIMUM LOAN INTEREST RATE EXPENSE CHARGE: [3.00%].

The fee to transfer to Substitute Insured is $75.

RIDERS ATTACHED TO THIS POLICY:

[Cash Surrender Value Enhancement Rider]

[Overloan Protection Rider]

[Supplemental Monthly Term Insurance Rider]

[Waiver of Monthly Charges Rider]

ICC16SL18	1a
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BASIS OF COMPUTATION:

THIS POLICY HAS BEEN ISSUED ON A [UNISEX SEX DISTINCT] RATE BASIS.

MORTALITY TABLE:     100% TIMES THE COMMISSIONER’S 2001 STANDARD ORDINARY AGE LAST BIRTHDAY ULTIMATE MORTALITY TABLE.

MINIMUM ANNUAL INTEREST RATE ON THE FIXED ACCOUNT VALUE: 1% PER YEAR.

ANNUAL LOAN INTEREST RATE: [6%]

SEPARATE ACCOUNT INFORMATION

THE SEPARATE ACCOUNT REFERRED TO IN THIS POLICY IS MASSACHUSETTS MUTUAL VARIABLE LIFE SEPARATE ACCOUNT [I].

THE DIVISIONS OF THE SEPARATE ACCOUNT ARE:

[Invesco V.I. American Franchise Fund (Series I)

Invesco V.I. Comstock Fund (Series I)

Invesco V.I. Diversified Dividend Fund (Series I)

Invesco V.I. Global Real Estate Fund (Series I)

Invesco V.I. International Growth Fund (Series I)

Invesco V.I. Mid Cap Growth Fund (Series I)

Invesco V.I. Small Cap Equity Fund (Series I)

American Century VP Capital Appreciation Fund (Class I)

American Century VP International Fund (Class I)

American Century VP Inflation Protection Fund (Class II)

BlackRock Basic Value V.I. Fund (Class I)

BlackRock High Yield V.I. Fund (Class I)

BlackRock Total Return V.I. Fund (Class I)

Delaware VIP® Emerging Markets Series (Service Class)

Delaware VIP® Small Cap Value Series (Service Class)

Dreyfus Mid Cap Stock Portfolio (Service Shares)

Eaton Vance VT Floating-Rate Income Fund (ADV Class)

Fidelity® VIP Contrafund® Portfolio (Initial Class)

Fidelity® VIP Freedom 2020 Portfolio (Service Class)

Fidelity® VIP Freedom 2025 Portfolio (Service Class)

Fidelity® VIP Freedom 2030 Portfolio (Service Class)

Fidelity® VIP Freedom 2035 Portfolio (Service Class)

Fidelity® VIP Freedom 2040 Portfolio (Service Class)

Fidelity® VIP Freedom 2050 Portfolio (Service Class)

Fidelity® VIP Growth Portfolio (Service Class)

Fidelity® VIP Overseas Portfolio (Initial Class)

Fidelity® VIP Real Estate Portfolio (Service Class)

Franklin Mutual Global Discovery VIP Fund (Class 2)

Franklin Strategic Income VIP Fund (Class 2)

Templeton Global Bond VIP Fund (Class I)

Goldman Sachs Core Fixed Income Fund (Service)

Goldman Sachs Growth Opportunities Fund (Service)

Goldman Sachs Mid Cap Value Fund (Institutional)

Goldman Sachs Small Cap Equity Insights Fund (Institutional)

Goldman Sachs Strategic International Equity Fund (Institutional)

Ivy VIP Asset Strategy Portfolio

Ivy VIP Science and Technology Portfolio

JPMorgan Insurance Trust Small Cap Core Portfolio (Class 1)

ICC16SL18	1a
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JPMorgan Insurance Trust U.S. Equity Portfolio (Class 1)

Lord Abbett Developing Growth Portfolio (Class VC)

Lord Abbett Mid Cap Stock Portfolio (Class VC)

MFS® Blended Research Core Equity Portfolio (Initial Class)

MFS® Growth Series (Initial Class)

MFS® Global Real Estate Portfolio (Initial Class)

MFS® Government Securities Portfolio (Initial Class)

MFS® International Value Portfolio (Initial Class)

MFS® Mid Cap Value Portfolio (Initial Class)

MFS® Utilities Series (Initial Class)

MFS® Value Series (Initial Class)

MML Aggressive Allocation Fund (Initial Class)

MML American Funds® Core Allocation Fund (Service Class I)

MML American Funds® Growth Fund (Service Class I)

MML American Funds® International Fund (Service Class I)

MML Balanced Allocation Fund (Initial Class)

MML Blue Chip Growth Fund (Initial Class)

MML Conservative Allocation Fund (Initial Class)

MML Equity Income Fund (Initial Class)

MML Equity Index Fund (Service Class I)

MML Focused Equity Fund (Class II)

MML Foreign Fund (Initial Class)

MML Fundamental Growth Fund (Class II)

MML Fundamental Value Fund (Class II)

MML Global Fund (Service Class I)

MML Growth Allocation Fund (Initial Class)

MML Growth & Income Fund (Initial Class)

MML Income & Growth Fund (Initial Class)

MML International Equity Fund (Class II)

MML Large Cap Growth Fund (Initial Class)

MML Managed Volatility Fund (Initial Class)

MML Small Cap Equity Fund (Initial Class)

MML Mid Cap Growth Fund (Initial Class)

MML Mid Cap Value Fund (Initial Class)

MML Moderate Allocation Fund (Initial Class)

MML Small Cap Growth Equity Fund (Initial Class)

MML Small Company Value Fund (Class II)

MML Small/Mid Cap Value Fund (Initial Class)

MML Total Return Bond Fund (Class II)

MML Blend Fund (Initial Class)

MML Dynamic Bond Fund (Class II)

MML Equity Fund (Initial Class)

MML High Yield Fund (Class II)

MML Inflation-Protected and Income Fund (Initial Class)

MML Managed Bond Fund (Initial Class)

MML Short-Duration Bond Fund (Class II)

MML Strategic Emerging Markets Fund (Class II)

MML U.S. Government Money Market Fund (Initial Class)

Oppenheimer Discovery Mid Cap Growth Fund/VA (Non-Service)

Oppenheimer Global Fund/VA (Non-Service)

Oppenheimer Global Multi-Alternatives Fund/VA (Non-Service)

Oppenheimer Global Strategic Income Fund/VA (Non-Service)

Oppenheimer International Growth Fund/VA (Non-Service)

Oppenheimer Main Street Fund®/VA (Non-Service)

PIMCO All Asset Portfolio (Administrative Class)

PIMCO CommodityRealReturn® Strategy Portfolio (Advisor Class)

ICC16SL18	1a
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PIMCO Emerging Markets Bond Portfolio (Advisor Class)

PIMCO Global Bond Portfolio (Unhedged) (Administrative Class)

PIMCO High Yield Portfolio (Administrative Class)

PIMCO Long-Term U.S. Government Portfolio (Administrative Class)

PIMCO Real Return Portfolio (Administrative Class)

PIMCO Total Return Portfolio (Administrative Class)

T. Rowe Price Limited-Term Bond Portfolio (Class I)

Voya International Index Portfolio (Class S)

Voya Russell™ Mid Cap Index Portfolio (Class S)

Voya Russell™ Small Cap Index Portfolio (Class S) ]

ICC16SL18	1a
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FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]	INSURED’S AGE	[35]
POLICY NUMBER	[123456789]
RIDER ISSUE DATE	[JAN 01 2014]

TABLE OF MONTHLY FACE AMOUNT CHARGES

THESE RATES ARE FOR EACH $1,000 OF FACE AMOUNT

Face Amount Charge in Policy
Years [1-20:	0.090

Face Amount Charge in Policy
Years 21 through the Insured’s Attained Age 94:	0.020

Face Amount Charge in Policy
Years on or after Insured’s Attained Age 95:	0.0000]

ICC16SL18	1b
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FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]	INSURED’S AGE [35]
POLICY NUMBER	[123456789]	GENDER [ M ]

TABLE OF MAXIMUM COST OF INSURANCE CHARGES

SELECTED FACE AMOUNT

RISK CLASS: [NONSMOKER]

THESE MAXIMUM COST OF INSURANCE RATES ARE FOR EACH $1,000 OF INSURANCE

WHICH REQUIRES A CHARGE

ATTAINED AGE	MAXIMUM MONTHLY CHARGE	ATTAINED AGE	MAXIMUM MONTHLY CHARGE	ATTAINED AGE	MAXIMUM MONTHLY CHARGE

[18	0.07670	46	0.22282	74	3.24405
19	0.07837	47	0.23870	75	3.58552
20	0.07921	48	0.25124	76	3.97236
21	0.07921	49	0.26713	77	4.42467
22	0.07921	50	0.28804	78	4.95336
23	0.08004	51	0.31481	79	5.55015
24	0.08088	52	0.34745	80	6.22109
25	0.08338	53	0.38513	81	6.95716
26	0.08672	54	0.43288	82	7.74449
27	0.08838	55	0.48654	83	8.61347

28	0.08672	56	0.54190	84	9.59129
29	0.08588	57	0.59563	85	10.69345
30	0.08505	58	0.64940	86	11.92416
31	0.08421	59	0.71246	87	13.27646
32	0.08505	60	0.78903	88	14.74027
33	0.08755	61	0.88254	89	16.30607
34	0.08922	62	0.99136	90	17.89757
35	0.09339	63	1.11047	91	19.49638
36	0.09756	64	1.23485	92	21.20724
37	0.10340	65	1.36453	93	23.05252
38	0.11091	66	1.49611	94	25.04434
39	0.11759	67	1.63389	95	0.00]
40	0.12677	68	1.77958
41	0.13762	69	1.94350
42	0.15098	70	2.13517
43	0.16685	71	2.36857
44	0.18417	72	2.64233
45	0.20360	73	2.93178

ICC16SL18	1c
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FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]	INSURED’S AGE	[35]
POLICY NUMBER	[123456789]	GENDER	[ M ]

TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES

CASH VALUE ACCUMULATION TEST

RISK CLASS: [NONSMOKER]

THE MINIMUM DEATH BENEFIT ON ANY DATE IS A PERCENTAGE OF THE ACCOUNT VALUE ON THAT DATE. THE PERCENTAGES WHICH APPLY ARE SHOWN BELOW.

ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE	ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE	ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE

[18	852	47	318	76	141
19	825	48	308	77	139
20	799	49	298	78	136
21	773	50	288	79	133
22	748	51	279	80	131
23	724	52	270	81	129
24	700	53	261	82	127
25	677	54	253	83	124
26	654	55	245	84	123
27	633	56	238	85	121
28	612	57	230	86	119
29	591	58	224	87	117
30	572	59	217	88	116
31	552	60	211	89	114
32	533	61	205	90	113
33	515	62	199	91	111
34	497	63	194	92	109
35	480	64	188	93	107
36	464	65	183	94	104
37	448	66	179	95	100]
38	432	67	174
39	418	68	170
40	403	69	166

41	390	70	162
42	376	71	158
43	364	72	154
44	351	73	151
45	340	74	148
46	329	75	144

ICC16SL18	1d
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FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]	INSURED’S AGE [35]
POLICY NUMBER	[123456789]

TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES

GUIDELINE PREMIUM TEST

THE MINIMUM DEATH BENEFIT ON ANY DATE IS A PERCENTAGE OF THE ACCOUNT VALUE ON THAT DATE. THE PERCENTAGES WHICH APPLY ARE SHOWN BELOW.

ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE	ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE	ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE

[18	250	47	203	76	105
19	250	48	197	77	105
20	250	49	191	78	105
21	250	50	185	79	105
22	250	51	178	80	105
23	250	52	171	81	105
24	250	53	164	82	105
25	250	54	157	83	105
26	250	55	150	84	105
27	250	56	146	85	105
28	250	57	142	86	105
29	250	58	138	87	105
30	250	59	134	88	105
31	250	60	130	89	105
32	250	61	128	90	105
33	250	62	126	91	104
34	250	63	124	92	103
35	250	64	122	93	102
36	250	65	120	94	101
37	250	66	119	95	100]
38	250	67	118
39	250	68	117
40	250	69	116
41	243	70	115
42	236	71	113
43	229	72	111
44	222	73	109
45	215	74	107
46	209	75	105

ICC16SL18	1e
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FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]	INSURED’S AGE [35]
POLICY NUMBER	[123456789]	GENDER [ M ]
RIDER ISSUE DATE	[JAN 01 2014]

WAIVER OF MONTHLY CHARGES RIDER

THE WAIVER OF MONTHLY CHARGES RATES ARE FOR EACH $100 OF TOTAL MONTHLY CHARGE EXCLUDING THE WAIVER CHARGE

ATTAINED AGE	RATE	ATTAINED AGE	RATE	ATTAINED AGE	RATE
[18	4.608360	34	5.084840	50	11.633440
19	4.578240	35	5.483870	51	11.809170
20	4.548120	36	5.882900	52	11.984920
21	4.590000	37	6.281940	53	11.793190
22	4.630920	38	6.841050	54	11.601460
23	4.741920	39	7.400170	55	11.409740
24	4.851000	40	7.959280	56	11.218010
25	4.940640	41	8.518400	57	11.026280
26	4.959000	42	9.077510	58	10.283330
27	4.976640	43	9.483250	59	9.540380
28	4.993560	44	9.888990	60	8.797430
29	5.009760	45	10.294730	61	8.054470
30	5.042160	46	10.700470	62	7.311520
31	5.073600	47	11.106210	63	7.311520
32	5.104080	48	11.281950	64	7.311520]
33	5.067360	49	11.457690

ICC16SL18	1f
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FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]	INSURED’S AGE	[35]
POLICY NUMBER	[123456789]	GENDER	[ M ]
RIDER ISSUE DATE	[JAN 01 2014]	INITIAL AMOUNT OF TERM TERM INSURANCE RIDER	[$50,000]

SUPPLEMENTAL MONTHLY TERM INSURANCE RIDER

TABLE OF MAXIMUM COST OF INSURANCE CHARGES

RISK CLASS: [NONSMOKER]

THESE MAXIMUM COST OF INSURANCE CHARGES ARE FOR EACH $1,000 OF INSURANCE WHICH REQUIRES

A CHARGE

ATTAINED AGE	MAXIMUM MONTHLY CHARGE	ATTAINED AGE	MAXIMUM MONTHLY CHARGE	ATTAINED AGE	MAXIMUM MONTHLY CHARGE
[18	0.09589	45	0.25459	72	3.31731
19	0.09798	46	0.27863	73	3.68248
20	0.09902	47	0.2985	74	4.07684
21	0.09902	48	0.31418	75	4.50856
22	0.09902	49	0.33406	76	4.99825
23	0.10007	50	0.36022	77	5.57164
24	0.10111	51	0.39371	78	6.243
25	0.10424	52	0.43456	79	7.00231
26	0.10841	53	0.48171	80	7.85789
27	0.1105	54	0.54148	81	8.79885
28	0.10841	55	0.60865	82	9.80811
29	0.10737	56	0.67798	83	10.92537
30	0.10632	57	0.74526	84	12.18684
31	0.10528	58	0.81261	85	13.61425
32	0.10632	59	0.8916	86	15.21519
33	0.10945	60	0.98756	87	16.98307
34	0.11154	61	1.10477	88	18.90735
35	0.11676	62	1.24121	89	20.97824
36	0.12197	63	1.39061	90	23.0968
37	0.12928	64	1.54669	91	25.23941
38	0.13867	65	1.70947	92	27.54856
39	0.14702	66	1.87473	93	30.05875
40	0.1585	67	2.04783	94	32.79197
41	0.17207	68	2.23098	95	0.00 ]
42	0.18877	69	2.43713
43	0.20862	70	2.67834

44	0.23055	71	2.97226

ICC16SL18	1g
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FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]	INSURED’S AGE [35]
POLICY NUMBER	[123456789]

Cash Surrender Value Enhancement Rider

Base Selected Face Amount Percentage Charge: [1.00]%

Term Rider Selected Face Amount Percentage Charge: [0.50]%

Table of Cash Value Enhancement Rider Percentages

  Base Selected Face Amount (Base Policy Percentage)

	Month
Year	1	2	3	4	5	6	7	8	9	10	11	12
[1	6.00	6.27	6.54	6.82	7.09	7.36	7.63	7.90	8.18	8.45	8.72	8.99
2	8.86	8.72	8.59	8.45	8.31	8.18	8.14	8.11	8.08	8.04	8.01	7.97
3	7.78	7.58	7.39	7.20	7.00	6.81	6.76	6.71	6.66	6.61	6.56	6.52
4	6.34	6.15	5.97	5.79	5.61	5.43	5.39	5.34	5.30	5.25	5.21	5.16
5	5.03	4.90	4.77	4.64	4.52	4.39	4.35	4.32	4.29	4.26	4.22	4.19
6	4.04	3.89	3.74	3.59	3.44	3.29	3.26	3.22	3.18	3.14	3.11	3.07
7	2.91	2.75	2.59	2.43	2.27	2.11	2.06	2.02	1.98	1.94	1.90	1.86
8	1.78	1.69	1.60	1.51	1.42	1.33	1.31	1.29	1.27	1.24	1.22	1.20
9	1.20	1.20	1.20	1.20	1.20	1.20	1.20	1.20	1.20	1.20	1.20	1.20
10	1.20	1.20	1.20	1.20	1.20	1.20	1.20	1.20	1.20	1.20	1.20	1.20
11	1.20	1.10	1.00	0.90	0.80	0.70	0.60	0.50	0.40	0.30	0.15	0.00]

  Term Rider Selected Face Amount (Term Rider Percentage)

	Month
Year	1	2	3	4	5	6	7	8	9	10	11	12
[1	3.00	3.14	3.27	3.41	3.54	3.68	3.82	3.95	4.09	4.22	4.36	4.50
2	4.43	4.36	4.29	4.22	4.16	4.09	4.07	4.05	4.04	4.02	4.00	3.99
3	3.89	3.79	3.70	3.60	3.50	3.40	3.38	3.36	3.33	3.31	3.28	3.26
4	3.17	3.08	2.99	2.90	2.81	2.72	2.69	2.67	2.65	2.63	2.60	2.58
5	2.52	2.45	2.39	2.32	2.26	2.19	2.18	2.16	2.14	2.13	2.11	2.10
6	2.02	1.95	1.87	1.80	1.72	1.65	1.63	1.61	1.59	1.57	1.55	1.53
7	1.45	1.37	1.29	1.21	1.13	1.05	1.03	1.01	0.99	0.97	0.95	0.93
8	0.89	0.84	0.80	0.75	0.71	0.67	0.66	0.64	0.63	0.62	0.61	0.60
9	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60
10	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60
11	0.60	0.55	0.50	0.45	0.40	0.35	0.30	0.25	0.20	0.15	0.08	0.00]

ICC16SL18	1h
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DEFINITIONS

Administrative Office - Our Administrative Office is in [Springfield, Massachusetts]. The address is Massachusetts Mutual Life Insurance Company, [1295 State Street, Springfield, Massachusetts 01111-0001], or any such other address as we may designate in the future.

Attained Age - The Insured’s age on the Policy Date, increased by one year on each Policy Anniversary Date.

Beneficiary - A Beneficiary is any person named on our records to receive insurance proceeds after the Insured dies. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

Insurer - The Insurer is Massachusetts Mutual Life Insurance Company. In this Policy, the words “we,” “us,” and “our” refer to Massachusetts Mutual Life Insurance Company.

Insured - The Insured is the person whose life this Policy insures.

Irrevocable Beneficiary - Any Beneficiary may be named an Irrevocable Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change that Beneficiary.

Issue Date - The Issue Date is shown in the Policy Specifications. The Issue Date is used to determine the start of the suicide and contestability periods.

Minimum Initial Premium Amount - The Minimum Initial Premium Amount is shown in the Policy Specifications.

Monthly Calculation Date - The Monthly Calculation Date is the monthly date on which the monthly charges for the Policy are due. The first Monthly Calculation Date is the Policy Date. Subsequent Monthly Calculation Dates are the same day of each month.

Owner, You, Your, and Yours - The Owner is the person or entity that owns this Flexible Premium Variable Adjustable Life Insurance Policy, as shown on our records.

Planned Premium - The Planned Premium is the amount shown in the Policy Specifications.

Planned Premium Due Date - The Planned Premium Due Date is the first Monthly Calculation Date of each Planned Premium Frequency shown in the Policy Specifications.

Policy - The Flexible Premium Variable Adjustable Life Insurance Policy issued to the Owner.

Policy Date, Policy Anniversary Date, and Policy Years - The Policy Date is shown in the Policy Specifications. It is the starting point for determining Policy Anniversary Dates and Policy Years. The first Policy Anniversary Date is one year after the Policy Date. The period from the Policy Date to the day immediately preceding the first Policy Anniversary Date, or from one Policy Anniversary Date to the day immediately preceding the next Policy Anniversary Date is called a Policy Year.

Policy Specifications - The pages attached to this Policy which set forth specific information with regards to the Policy.

ICC16SL18	2
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Selected Face Amount - The Selected Face Amount is shown in the Policy Specifications.

Valuation Date - A Valuation Date is any date on which the New York Stock Exchange (or its successor) is open for trading.

Valuation Period - A Valuation Period is the period of time from the end of one Valuation Date to the end of the next Valuation Date.

Valuation Time - A Valuation Time is the time the New York Stock Exchange (or its successor) closes on a Valuation Date. All actions which are to be performed on a Valuation Date will be performed as of the Valuation Time.

Written Request - A Written Request is a request in writing, satisfactory to us, received by us at our Administrative Office. In the future, we may also allow the telephone, Internet, or other electronic media to be used for certain transactions that currently require Written Requests. We will accept such requests only after the appropriate policies, procedures and security measures have been established.

ICC16SL18	3
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LIFE BENEFITS

Life insurance provides a death benefit if the Insured dies while the Policy is in force. There are also rights and benefits that are available before the Insured dies.

Rights Of Owner

While the Insured is living, the Owner may exercise all rights given by this Policy or allowed by us.

Assigning The Policy

This Policy may be assigned. However, for any assignment we accept to be binding on us, we must receive a Written Request and a signed copy of the assignment at our Administrative Office. We will not be responsible for the validity of any assignment. Unless otherwise specified by the Owner, any assignment accepted by us will take effect as of the date the notice of assignment is signed by the Owner, subject to any payments made or actions taken by us prior to receipt of this notice.

Once we receive and accept a signed copy of an assignment, the rights of the Owner and interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any Policy debt. Policy debt is discussed in the Right To Make Loans provision.

Changing The Owner Or Beneficiary

While the Insured is living, the Owner or any Beneficiary may be changed by Written Request. The consent of any Irrevocable Beneficiary is needed to change that Beneficiary designation. We do not limit the number of changes that may be made. Any change will take effect as of the date the request is signed, unless otherwise specified by the Owner, even if the Insured’s death occurs before we receive it. Each change will be subject to any payment we made or action we took before receiving the Written Request.

DEATH BENEFIT

The death benefit is the amount of money we will pay when we receive due proof at our Administrative Office that the Insured died while the Policy was in force.

Amount Of Death Benefit

If the Insured dies while this Policy is in force, the amount of the death benefit will be the amount provided by the Death Benefit Option in effect on the date of death, with these adjustments:

●	We add the portion of any monthly Cost of Insurance charges already deducted, which applies to a period beyond the date of death; and

●	We deduct:
¡	Any Policy debt outstanding on the date of death; and
¡	Any unpaid monthly charges to the date of death.

ICC16SL18	4

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Death Benefit Option(s)

Three Death Benefit Options, described below, are available under this Policy. The Death Benefit Option and the Selected Face Amount are shown in the Policy Specifications. The Minimum Death Benefit is discussed in the next provision.

Death Benefit Option 1 - Under this option, the amount of benefit is the greater of:

●	The Selected Face Amount in effect on the date of death; or
●	The Minimum Death Benefit in effect on the date of death.

Death Benefit Option 2 - Under this option, the amount of benefit is the greater of:

●	The Selected Face Amount in effect on the date of death plus the Policy’s account value on the date of death; or
●	The Minimum Death Benefit in effect on the date of death.

Death Benefit Option 3 - Under this option, the amount of benefit is the greatest of:

●	The Selected Face Amount in effect on the date of death plus the sum of all premiums paid (and not refunded under the “Right to Refund Premiums” provision) less any withdrawals to that date; or
●	The Selected Face Amount in effect on the date of death; or
●	The Minimum Death Benefit in effect on the date of death.

Minimum Death Benefit

The Minimum Death Benefit on any date is a percentage of the Policy’s account value on that date. The percentage for each Attained Age is shown in the Table Of Minimum Death Benefit Percentages in the Policy Specifications.

Changes In The Death Benefit Option

While this Policy is in force, the Death Benefit Option may be changed by Written Request. Any change may require evidence of insurability satisfactory to us.

Any change of the Death Benefit Option will take effect on the Policy Anniversary Date on, or next following, the later of:

●	The date we approve a Written Request for such change; or
●	The requested effective date of the change.

If the Death Benefit Option or the Selected Face Amount is changed, we will send the Owner revised Policy Specifications for attachment to this Policy.

ICC16SL18	5
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When We Pay

The death benefit will be paid within seven days after the date we receive at our Administrative Office due proof of the Insured’s death, and any other requirements necessary for us to make payment. However, we may delay payment of the death benefit during any period in which:

●	The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closings, or trading is restricted; or
●	The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or
●	The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our Policy owners.

Interest On Death Benefit

The death benefit will be paid in one (1) sum. We will add interest from the date of death to the date of payment. The applicable interest rate will be not less than the equivalent of 3% per year. Additionally, interest will accrue at an additional rate of the equivalent of 10% per year until the death benefit has been paid, beginning with the date that is 31 calendar days from the latest of:

(i)	The date that due proof of the Insured’s death is received by us;

(ii)	The date we receive sufficient information to determine (A) whether we are liable for any such delay in payment; (B) the extent of such liability, if any; and (C) the appropriate payee who is legally entitled to the payment; and

(iii)	The date that legal impediments to payment of the death benefit that depend on the action of parties other than us are resolved and sufficient evidence of the same is provided to us. Legal impediments to payment include, but are not limited to, (A) the establishment of guardianships and conservatorships; (B) the appointment and qualification of trustees, executors and administrators; and (C) the submission of information required to satisfy state and federal reporting requirements.

Suicide Exclusion

Except for any increases in the Selected Face Amount applied for after the Issue Date of the Policy, we will pay a limited death benefit if the Insured commits suicide, while sane or insane, within two years after the Issue Date and while this Policy is in force. The limited death benefit will be the amount of premiums paid for this Policy, less any Policy debt and amounts withdrawn.

For any increases in the Selected Face Amount applied for after the Issue Date of the Policy, we will pay a limited death benefit if the Insured commits suicide, while sane or insane, within two years after the effective date of the increase or change and while it is in force. The limited death benefit will be an amount equal to the monthly deductions made for that increase or change. However, if the limited death benefit as described in the preceding paragraph is payable, there will be no death benefit for the increase or change.

Any limited death benefit will be paid in one sum to the Beneficiary.

ICC16SL18	6
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Increases In The Selected Face Amounts

While this Policy is in force, the Selected Face Amount may be increased upon Written Request and our approval. Evidence of insurability, satisfactory to us, may be required for each increase. Any increase must be in an amount of at least $5,000, unless we establish a lower minimum.

Any increase in the Selected Face Amount will be effective on the Monthly Calculation Date which is on, or next follows, the later of:

●	The date we approve the increase; or
●	The requested effective date of the change.

Cost of Insurance Charges will reflect the increased face amount(s) and will be deducted beginning on the effective date of the increase.

If the Selected Face Amount is increased, we will send revised Policy Specifications reflecting that increase.

Limitations On Increases

No increase in the Selected Face Amount can become effective within 6 months of the Policy Date, within 6 months of any previous increase, or on or after the Insured’s Attained Age 80.

Decreases In The Selected Face Amount(s)

While this Policy is in force, the Selected Face Amount may be decreased upon Written Request satisfactory to us. The resulting Selected Face Amount after decrease must be at least $50,000. Face Amount decreases may also impact the tax status of the Policy, please see the Status for Federal Tax Purposes provision.

Any requested decrease in the Selected Face Amount will be effective on the Monthly Calculation Date which is on, or next follows, the later of:

●	The date we approve the decrease; or
●	The requested effective date of the change.

Cost of Insurance Charges will reflect the decreased face amount(s) and will be deducted beginning on the effective date of the decrease. If the Selected Face Amount is decreased, we will send amended Policy Specifications reflecting the decrease.

Right To Transfer This Policy To A Substitute Insured

Transferring This Policy

This Policy may be transferred to the life of a substitute insured. Transfer will be effective on the Transfer Date discussed in the next provision. Transfer will be subject to the following conditions:

●	This Policy must be in force on the Transfer Date;
●	A written application for the transfer and payment of any required cost to transfer must be received by us at our Administrative Office;

ICC16SL18	7
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●	Evidence of insurability of the Substitute Insured, satisfactory to us, will be required;
●	The Substitute Insured must not have been under 20 years of age on the birthday nearest the Policy Date;
●	The Substitute Insured must not be over 65 years of age on the birthday nearest the Transfer Date; and
●	The Owner must have an insurable interest in the life of the Substitute Insured at the time of the transfer.

After transfer, the Policy Date, Selected Face Amount, and Death Benefit Option will be the same as before transfer. Revised Policy Specification pages will be sent to the Owner reflecting the transfer.

Transfer Date

The Transfer Date will be the Policy Anniversary Date which is on, or next follows, the later of:

•	The date we approve the application for transfer; and
•	The date any required Cost To Transfer is paid.

The insurance on the previous insured will continue to, but not include, the Transfer Date. The insurance on the Substitute Insured will take effect on the Transfer Date.

When this Policy has been transferred, it will be modified to show that the contestability and suicide exclusion periods, as they apply to the Substitute Insured, will be measured from the Transfer Date.

Transfer Method

The Selected Face Amount for the Substitute Insured will be determined as for a new Insured under a new policy.

Upon transfer, if the amount of insurance that requires a charge is greater than the Selected Face Amount, we will adjust the amount of insurance that requires a charge to equal the Selected Face Amount by refunding a portion of the account value.

The account value immediately after transfer will be equal to:

•	The account value immediately before transfer; plus
•	Any net premium necessary to make the Cash Surrender value, immediately before the monthly charges are deducted on the Transfer Date, at least 12 times such monthly charges; minus
•	Any amount which must be refunded as discussed in the second paragraph of this provision; minus
•	The monthly charges deducted on the Transfer Date.

Any charges we deduct on or after the Transfer Date will be based on the Substitute Insured’s Attained Age and risk classification and will be based on the rates in effect on the Transfer Date, subject to the guaranteed maximums stated in the Policy Specifications.

Cost To Transfer

The Cost To Transfer is the sum of:

•	An administrative fee of $75; and
•	Any premium necessary to effect the Transfer Method described above; and

ICC16SL18	8
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•	Any excess Policy debt that must be repaid as discussed in the Policy Debt After Transfer provision.

Policy Debt After Transfer

Any Policy debt on the Transfer Date will, if not repaid at that time, remain after transfer. However, if the amount of that debt is more than the maximum loan available after transfer, the excess must be repaid on or before the Transfer Date.

Riders After Transfer

Any riders in force on the Transfer Date will remain in force.

Assignment Upon Transfer

Any assignment of this Policy which is in effect on the Transfer Date will continue to apply after that date.

PREMIUM PAYMENTS

Premiums are the payments that may be paid to us to purchase life insurance and to increase the account value of this Policy. They also may be needed to keep this Policy in force.

Minimum Initial Premium

The Minimum Initial Premium for this Policy is shown in the Policy Specifications.

Planned Premiums

The frequency and amount of the Planned Premium for this Policy are shown in the Policy Specifications. The frequency and amount of the Planned Premium may be changed by Written Request; the frequency may be annually or any other frequency allowed by us.

Timely payment of Planned Premiums does not guarantee that this Policy will stay in force until the Insured has died.

Premium Flexibility

After the Minimum Initial Premium has been paid, there is no requirement that any amount of premium be paid on any date. While this Policy is in force, any amount of premium may be paid at any time while the Insured is living, subject to any Limit On Total Premium Payments shown in the Policy Specifications.

Where To Pay Premiums

All premiums are payable to us at our Administrative Office or at the place shown for payment on the premium notice.

ICC16SL18	9
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Right To Refund Premiums

We will automatically refund any amount of premium that exceeds any Limit On Total Premium Payments shown in the Policy Specifications. In addition, we have the right to promptly refund any amount of premium paid for this Policy if application of that premium to the Policy’s account value would increase the amount of insurance that requires a charge. See the Monthly Charges provision for a discussion of the amount of insurance that requires a charge.

Net Premium

A net premium is a premium we receive for this Policy less the charges we deduct at that time. Net premium, expressed as a percentage of a premium we receive, will not be less than that shown in the Policy Specifications.

Allocation Of Net Premiums

The allocation of each net premium will be in whole percentages and will be subject to any net premium allocation limitations stated in the Policy Specifications.

Each net premium we receive before the Right To Return period expires will be allocated to the Guaranteed Principal Account. The Right To Return period is explained on the front cover of this Policy.

Upon the expiration of the Right To Return period, we will allocate the net premium to the Guaranteed Principal Account and/or the divisions of the Separate Account in accordance with the net premium allocation then in effect.

Unless otherwise instructed by Written Request, subsequent net premiums will be allocated to the Guaranteed Principal Account and/or the divisions of the Separate Account in accordance with the net premium allocation then in effect.

Upon the expiration of the Right To Return period, the net premium allocation specified in the Policy application will remain in effect until changed by Written Request.

THE SEPARATE ACCOUNT AND THE GUARANTEED PRINCIPAL

ACCOUNT

The Separate Account

The Separate Account shown in the Policy Specifications is a separate investment account.

The Separate Account has several divisions. Each division invests in shares of an investment fund. The divisions and the investment funds available to the Owner are shown in the Policy Specifications.

The values of the assets in the divisions are variable and are not guaranteed. They depend on the investment results of the Separate Account.

We own the assets of the Separate Account. Those assets will be used only to support variable life insurance policies. The portion of the assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we may conduct. However,

ICC16SL18	10
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we may transfer assets that exceed the reserves and other liabilities of the Separate Account to our general account. Income, gains, and losses, whether or not realized, from each division of the Separate Account are credited to or charged against that division without regard to any of our other income, gains, or losses.

Changes In The Separate Account

We have the right to establish additional divisions of the Separate Account and to establish other investment options. Amounts credited to any additional divisions established would be invested in shares of other investment funds. For any division, we have the right to substitute new investment funds or merge existing investment funds. We also have the right to eliminate any existing division of the Separate Account or any other investment option.

Subject to applicable provisions of federal securities laws, we have the right to change the investment policy of any division of the Separate Account, subject to the approval of the Insurance Commissioner of the Commonwealth of Massachusetts. If required, the process for obtaining approval of a material change from the applicable regulatory authority will be filed with the insurance supervisory official of the state where this Policy is delivered.

We reserve the right to operate the Separate Account as a unit investment trust under the Investment Company Act of 1940, or in any other form permitted by law.

Accumulation Units

Accumulation units are used to measure the variable account value of this Policy. The value of a unit is determined as of the Valuation Time on each Valuation Date for valuation of the Separate Account. The value of any unit can vary from Valuation Date to Valuation Date. That value reflects the investment performance of the division of the Separate Account applicable to that unit.

Purchase And Sale Of Accumulation Units

Accumulation units will be purchased or sold at the unit value as of the Valuation Time on the Valuation Date of purchase or sale. Accumulation unit value is discussed in the Accumulation Unit Value provision.

If we receive a premium or a Written Request that causes us to purchase or sell accumulation units, and we receive that premium or request before the Valuation Time on a Valuation Date, accumulation units will be purchased or sold as of that Valuation Date. Otherwise, accumulation units will be purchased or sold as of the next following Valuation Date.

The Guaranteed Principal Account

The Guaranteed Principal Account is part of our general investment account. It has no connection with, and does not depend on, the investment performance of the Separate Account.

We have the right to establish additional guaranteed principal accounts.

ACCOUNT VALUES

This Policy provides that certain values (referred to as the “variable account values”) are based on the investment performance of the Separate Account and are not guaranteed as to dollar amount. This Policy

ICC16SL18	11
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also provides that other values (referred to as the “fixed account values”) are based on the interest credited to the Guaranteed Principal Account.

Variable Account Value Of Policy

The Variable Account Value of this Policy reflects:

●	The net premiums for this Policy allocated to the Separate Account; plus
●	Any amounts for this Policy transferred into the Separate Account from the Guaranteed Principal Account; less
●	Any amounts transferred or withdrawn from the Separate Account for this Policy; less
●	Any monthly charges for this Policy deducted from the Separate Account; adjusted by
●	The net investment experience of the Separate Account.

Net premiums, transfers, withdrawals, and monthly deductions are all reflected in the variable account value through the purchase or sale of accumulation units. The net investment experience is reflected in the value of the accumulation units.

The value of this Policy’s accumulation units in a division of the Separate Account is equal to the accumulation unit value in that division on the applicable Valuation Date, multiplied by the number of those units in that division. How accumulation unit values are determined is discussed in Notes On Our Computations section.

The variable account value of this Policy on any date is the total of the values on that date of this Policy’s accumulation units in each division of the Separate Account.

Fixed Account Value Of Policy

The fixed account value of this Policy reflects:

●	The net premiums allocated to the Guaranteed Principal Account; plus
●	Any amounts transferred into the Guaranteed Principal Account from the Separate Account; less
●	Any amounts transferred and withdrawn from the Guaranteed Principal Account; less
●	Any monthly charges deducted from the Guaranteed Principal Account; plus

●	Interest credited to the fixed account value.

The fixed account value of this Policy earns interest at a rate not less than the minimum annual interest rate for the fixed account value shown in the Basis Of Computation section in the Policy Specifications. Interest is earned daily.

For any fixed account value in the loaned portion of the Guaranteed Principal Account, the interest rate we use will be the daily equivalent of the Annual Loan Interest Rate shown in the Policy Specifications less the loan interest rate expense charge. This charge is determined by us and may be based on our expectations of future mortality, investment earnings, persistency and expense results, capital and reserve requirements, taxes, and future profits. In no case, however, will this charge be greater than the Maximum Loan Interest Rate Expense Charge shown in the Policy Specifications.

For any fixed account value in the non-loaned portion of the Guaranteed Principal Account, the interest rate we use will be the daily equivalent of a rate declared by us. This rate will reflect our expectations for investment results, expenses, taxes, persistency, mortality and profits.

ICC16SL18	12
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Transfers Of Values

Subject to the Limitations On Transfers provision below, the following transfers of the Policy’s values may be made upon Written Request received at our Administrative Office. These transfers are:

●	Transfers of values between divisions of the Separate Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the units sold to one or more other divisions of the Separate Account.
●	Transfers of values from one or more divisions of the Separate Account to the Guaranteed Principal Account. These transfers will be made by selling all or part of the accumulation units in one or more divisions and applying the value of the units sold to the non-loaned portion of the Guaranteed Principal Account.
●	Transfers of values from the Guaranteed Principal Account to one or more divisions of the Separate Account. These transfers will be made by applying all or part of the value in the Guaranteed Principal Account to purchase accumulation units in one or more divisions of the Separate Account.

Transfers will be effective as of the Valuation Date specified in the Purchase And Sale Of Accumulation Units provision. All transfers made on one Valuation Date will be considered one transfer.

Limitations On Transfers

Transfers of the Policy’s values may only be in whole-number percentages or dollar amounts.

There is no limit on the number of transfers allowed, but we reserve the right to charge a maximum fee of $10 per transfer if there are more than twelve transfers in a Policy Year.

You may allocate variable account value to a maximum of twenty-five Separate Account divisions at any time. To allocate variable account value to a twenty-sixth Separate Account division, You must transfer 100% of the account value from one or more of Your twenty-five selected Separate Account divisions.

Only one transfer may be made from the Guaranteed Principal Account in any Policy Year and any transfer from the Guaranteed Principal Account cannot be more than 25% of the fixed account value of this Policy (excluding Policy debt) on the date the transfer is made. All transfers made on one Valuation Date are considered one transfer. However, if in each of the previous three Policy Years 25% of the fixed account value has been transferred and there have been no premium payments or transfers to the Guaranteed Principal Account (except as the result of a loan), up to 100% of the fixed account value of this Policy (excluding Policy debt) may be transferred to the Separate Account.

All values may be transferred to the Guaranteed Principal Account at any time, regardless of the number of transfers previously made.

These limitations do not apply to transfers resulting from a Policy loan.

MONTHLY CHARGES

ICC16SL18	13
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Monthly Charges

Monthly charges will be deducted from the account value of this Policy. These charges are due on each Monthly Calculation Date.

Mortality and Expense Risk Charges will be taken from the divisions of the Separate Account in proportion to the values of this Policy in each of those divisions. All other monthly charges for this Policy will be taken from the Guaranteed Principal Account and from the divisions of the Separate Account in proportion to the values of this Policy in each. For each Monthly Calculation Date, deductions will be made, and values will be determined, on the Valuation Date which is on, or next follows, the latest of:

●	The date we receive the Minimum Initial Premium;
●	That Monthly Calculation Date; and
●	The date we receive the amount of premium needed to prevent termination in accordance with the Grace Period And Termination provision.

Deductions from the Separate Account are made by selling accumulation units at their value on the Valuation Date determined above.

We assess monthly charges of five types:

1.	Mortality & Expense Risk Charge. This charge will be determined by multiplying one-twelfth of the Mortality & Expense Risk Charge Percentage by the variable account value. The Mortality & Expense Risk Charge Percentage will be determined by us. This charge may be based on our expectations of future mortality, investment earnings, persistency and expense results, capital and reserve requirements, taxes, and future profits. In no case, however, will this charge be greater than the Maximum Mortality & Expense Risk Charge Percentage shown in the Policy Charges And Fees section of the Policy Specifications.

2.	Administrative Charge. The amount of this charge is determined by us. This charge may be based on our expectations of future mortality, investment earnings, persistency and expense results, capital and reserve requirements, taxes, and future profits. In no case, however, will this charge be greater than the Maximum Administrative Charge shown in the Policy Specifications.

3.	Face Amount Charge. The amount of this charge is shown in the Policy Specifications. The charge is based on the greater of (a) the initial Selected Face Amount or (b) the initial premium multiplied by the applicable Minimum Death Benefit Percentage as shown in the Policy Specifications.

4.	Cost of Insurance Charge. The amount of this charge is equal to the monthly insurance rate multiplied by each $1,000 of the amount of insurance that requires a charge. Monthly rates will be set by us. These rates will never be greater than the maximum rates shown in the Table Of Maximum Cost Of Insurance Rates in the Policy Specifications. We have the right to charge less than the maximum charges shown in the Table. This charge may be based on our expectations of future mortality, investment earnings, persistency and expense results, capital and reserve requirements, taxes, and future profits.

ICC16SL18	14
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The amount of insurance that requires a charge is computed as of the date the charge is due. The amount is determined by the following steps:

(a)	We compute the account value after all additions and deductions other than the deduction of the Cost of Insurance Charge and any Rider Charge.

(b)	To calculate the Cost of Insurance Charge attributable to the Selected Face Amount:

(1)	The amount of benefit attributable to the Selected Face Amount will be:

●	for Death Benefit Option 1, the greater of (i) the Selected Face Amount and (ii) the Minimum Death Benefit; or
●	for Death Benefit Option 2, the greater of (i) the Selected Face Amount plus the Policy’s account value as computed in (a) above and (ii) the Minimum Death Benefit; or
●	For Death Benefit Option 3, the greatest of (i) the Selected Face Amount plus the sum or all Premiums paid (and not refunded under the “Right to Refund Premiums” provision) less any withdrawals, or (ii) the Selected Face Amount or (iii) the Minimum Death Benefit.

The Minimum Death Benefit used here is based on the account value computed in (a) above.

(2)	We divide the amount of benefit determined in (b)(1) above by an amount equal to 1 plus the monthly equivalent (expressed as a decimal fraction) of the minimum annual interest rate for the fixed account value shown in the Basis Of Computation section of the Policy Specifications.

(3)	We subtract the account value, as computed in (a) above, from the amount of benefit for the Selected Face Amount determined in (b)(2) above. The result is the amount of insurance that requires a charge for the Selected Face Amount.

5.	Rider Charge. The monthly Rider Charge is the sum of the monthly charges for any riders in effect on the Monthly Calculation Date. The rates used to calculate the monthly charges will not exceed the rates shown in the tables of charges for those riders. For additional information regarding how these charges are calculated, please refer to any attached rider(s).

Grace Period And Termination

If the account value less any Policy debt is not enough to pay the monthly charges due on a Monthly Calculation Date, we allow a grace period for payment of the amount of premium needed to increase the account value so that the unpaid balance of the monthly deduction can be made.

This grace period begins on the date the deduction is due. It ends 61 days after that date or, if later, 31 days after we have mailed a written notice to the Owner and any assignee shown in our records at their last known address. This notice will state the amount required to increase the account value to cover the charges.

During the grace period, this Policy will continue in force. If the Insured dies during the grace period, an unpaid premium amount needed to avoid termination will be deducted from the death benefit. The Policy will terminate without value if we do not receive payment of the required amount by the end of the grace period.

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REINSTATEMENT

When Reinstatement Can Be Made

After this Policy has terminated, it may be reinstated - that is, put back in force. However, the Policy cannot be reinstated if it has been fully surrendered for its cash surrender value. Reinstatement must be made within 3 years after the date of termination and during the Insured’s lifetime.

Requirements To Reinstate

Evidence of insurability satisfactory to us is required to reinstate. A premium is also required as a cost to reinstate. That premium must be no less than the amount necessary to produce a Policy account value equal to three times the monthly charges due on the Monthly Calculation Date which is on, or next follows, the date of reinstatement.

Policy After Reinstatement

The Policy will be reinstated on the Valuation Date on or next following the later of:

●	The date we approve the application; and
●	The date we receive the premium required to reinstate the Policy.

The Selected Face Amount when we reinstate the Policy will be the Selected Face Amount on the termination date. The account value will be the net premium paid to reinstate, less the monthly charges due. We do not reinstate Policy debt.

Our rights to contest the validity of, and terminate, this Policy begin again on the date of reinstatement. See the Representations And Contestability and Suicide Exclusion provisions.

SURRENDERS AND WITHDRAWALS

Right To Surrender

This Policy may be fully surrendered for its cash surrender value at any time while the Insured is living. Surrender will be effective on the Valuation Date we receive a Written Request to surrender, unless You select a later effective date. If we receive Your surrender request on a date that is not a Valuation Date or after the Valuation Time on a Valuation Date, Your surrender will be effective on the next Valuation Date.

The Policy will terminate as of the effective date of the surrender.

Cash Surrender Value

The cash surrender value of this Policy is equal to the account value less any Policy debt.

Making Withdrawals

A withdrawal may also be referred to as a partial surrender. After the first Policy Year, withdrawals may be made by Written Request at any time while the Policy is in force and the Insured is living. A withdrawal will be effective on the Valuation Date we receive the Written Request. Withdrawal requests received on a

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date that is not a Valuation Date or after the Valuation Time on a Valuation Date will be effective on the next Valuation Date. The request must state the account(s) from which the withdrawal will be made. For any withdrawal from the Separate Account, the request must also state the division(s) from which the withdrawal will be made. If this information is not provided, we will withdraw the amount pro rata from the Separate Account divisions and the Guaranteed Principal Account based on the non-loaned account values in each. The amount of a withdrawal includes the applicable withdrawal charge.

Withdrawals from the Guaranteed Principal Account will be made by reducing the value in that account to provide the amount of the withdrawal. Withdrawals from a division(s) of the Separate Account will be made by selling a sufficient number of accumulation units to provide the amount of the withdrawal.

Each withdrawal will be subject to the following rules:

●	The minimum amount of a withdrawal is $100;
●	A withdrawal charge of up to 2% of the amount of the withdrawal, but not more than $25, will be deducted from the amount of the withdrawal; and
●	The maximum total withdrawal amount cannot exceed:
¡	90% of the account value; less
¡	any outstanding Policy debt; less
¡	an amount equal to (i) the most recent monthly charges multiplied by (ii) one plus the number of Monthly Calculation Dates remaining until the next Policy Anniversary Date.

If a withdrawal causes an increase in the amount of insurance that requires a charge, we will decrease the Selected Face Amount as needed to prevent an increase in the amount of insurance that requires a charge, unless we receive evidence of insurability satisfactory to us.

Revised Policy Specifications will be sent to the Owner to reflect these changes.

Example:	You make a withdrawal without furnishing us satisfactory evidence of insurability. Just before the withdrawal, Your Policy has a Selected Face Amount of $500,000 and an account value of $200,000. Under Death Benefit Option 1, the amount of insurance that requires a charge is $500,000 minus $200,000, or $300,000. If You make a withdrawal of $50,000, the account value would be reduced to $150,000. The amount of insurance that requires a charge would otherwise be increased to $350,000 ($500,000 - $150,000). To prevent this increase, the Selected Face Amount will be reduced to $450,000 and the amount of insurance that requires a charge will remain $300,000. (In this example, the Minimum Death Benefit is assumed to be less than the Selected Face Amount and the minimum annual interest rate is assumed to be zero.)

How We Pay

Any withdrawal or full surrender made will be paid in one sum.

We may delay paying any full surrender or withdrawal value from the Guaranteed Principal Account for up to six months from the date we receive a Written Request. If payment is delayed, interest will be added at an effective annual interest rate determined by us. The effective annual rate will not be less than 3% or, if greater, the annual rate required by applicable law.

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We may delay paying any full surrender or withdrawal value from the Separate Account during any period that:

●	The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closings, or trading is restricted; or
●	The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or
●	The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our Policy owners.

LOANS

Right To Make Loans

Loans can be made on this Policy at any time while the Insured is living. However, the Policy must be properly assigned to us before the loan is made. No other collateral is needed. We refer to all outstanding loans plus accrued interest as “Policy debt.”

Effect Of Loan

The Guaranteed Principal Account consists of a loaned portion and a non-loaned portion. We hold all loan amounts and the interest earned thereon in the loaned portion. The remainder of the Guaranteed Principal Account is held in the non-loaned portion.

When a loan is requested, a transfer is made from the Separate Account and the non-loaned portion of the Guaranteed Principal Account to the loaned portion of the Guaranteed Principal Account. The amount of this transfer from each division of the Separate Account and the non-loaned portion of the Guaranteed Principal Account is in proportion to the values of the Policy in each of those divisions and in the non-loaned portion of the Guaranteed Principal Account at the time of the loan. Any such transfer is made by selling accumulation units in the division and applying the value of those units to the loaned portion of the Guaranteed Principal Account on the date the loan is made.

Any interest added to the loan will be treated as a new loan under this provision.

The amounts in the loaned portion and the non-loaned portion of the Guaranteed Principal Account will earn interest as described in the Fixed Account Value Of Policy provision.

Maximum Loan Available

For this Policy, the maximum amount that can be borrowed on any date is equal to:

●	100% of this Policy’s account value on that date; less
●	Any outstanding Policy debt; less
●	an amount equal to three times the most recent monthly charges.

Interest On Loans

We will charge a fixed interest rate on any loan. The Annual Loan Interest Rate is shown in the Policy Specifications.

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Interest is not due in advance. Interest is charged in arrears and is due on each Policy Anniversary Date. If interest is not paid when due, the interest will be treated as a new loan and will bear interest at the Annual Loan Interest Rate shown in the Policy Specifications.

Example:	You have a loan of $100,000 at an annual rate of 6%. The interest due on the Policy Anniversary Date is $6,000. If it is not paid on that date, we will treat the $6,000 as a new loan. The outstanding Policy debt will then be $106,000, and interest will be charged on this amount from then on.

Policy Debt Limit

Policy debt (including accrued interest) may not equal or exceed the Policy’s account value. If this limit is reached, we can terminate this Policy. To terminate for this reason we must mail written notice to the Owner and any assignee shown on our records at their last known addresses.

This notice will state the amount that will reduce the Policy debt to an amount that is less than the Policy debt limit. If we do not receive payment of such sum within 61 days after the date the limit is reached or, if later, 31 days after we have mailed a written notice to the Owner and any assignee shown on our records at their last known addresses, the Policy will terminate without value.

Repayment Of Policy Debt

All or part of any Policy debt may be repaid at any time while this Policy is in force. The repayment will be first applied to pay accrued interest until exhausted and any remainder will be applied to reduce the remaining Policy debt.

Any repayment of Policy debt will result in the transfer of Policy account value equal to the repayment out of the loaned portion of the Guaranteed Principal Account and the application of that amount to each division of the Separate Account and to the non-loaned portion of the Guaranteed Principal Account in accordance with the net premium allocation in effect.

Loan repayments must be clearly identified as such; otherwise, they will be considered premium payments.

Other Borrowing Rules

We may delay the granting of any loan amount coming from Guaranteed Principal Account for up to six months.

We may delay the granting of any loan amount coming from the Separate Account during any period that:

●	The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closings, or trading is restricted; or
●	The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or
●	The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our Policy owners.

THIS POLICY IS NON-PARTICIPATING

This Policy is non-participating, which means it will not share in any dividends we pay or any surplus we may accrue from this Policy or any other Policies.

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GENERAL PROVISIONS

Entire Contract

The Policy under which this Policy is issued is a legal contract between the Owner and us.

The entire contract consists of:

•	The Policy and all amendments, and the Policy application;
•	All attached rider(s) and endorsement(s), and applications; and
•	All supplemental application(s), including without limitation all applications to increase the Selected Face Amount and/or to change the Death Benefit Option.

We have issued this Policy in return for the Policy application and the payment of premiums for the Policy. Any change or waiver of the terms of the Policy must be in writing and signed by our Secretary or an Assistant Secretary to be effective.

Representations And Contestability

We rely on all statements made by or for the Insured in the applications. Those statements are considered to be representations and not warranties.

We reserve the right to bring legal action to contest the validity of this Policy including any riders and endorsements, or any Policy change requiring evidence of insurability, for any material misrepresentation of a fact. To do so, however, the misrepresentation must have been made in the initial application or in a subsequent application, and a copy of that application must have been attached to (or sent to the Owner for attachment to) and made a part of this Policy.

Except for any Policy change or reinstatement requiring evidence of insurability, we will not, in the absence of fraud, contest the validity of this Policy after the Policy has been in force during the lifetime of the Insured for a period of two years from its Issue Date.

For any Policy change requiring evidence of insurability, we will not, in the absence of fraud, contest the validity of change, after the change has been in effect for two years during the lifetime of the Insured.

If evidence of insurability is required to reinstate this Policy (see the Reinstatement section), our right to contest the validity of this Policy begins again on the date of reinstatement for statements made in the reinstatement application. We cannot, in the absence of fraud, contest the reinstated Policy after it has been in force during the lifetime of the Insured for a period of two years after the reinstatement date.

Misstatement Of Age [Or Gender]

If the Insured’s date of birth [or gender] as given in the Policy application is not correct, an adjustment will be made. If the adjustment is made when the Insured dies, the death benefit will reflect the amount provided by the most recent monthly insurance charge according to the correct age [or gender]. If the adjustment is made before the Insured dies, then future monthly deductions will be based on the correct age [or gender].

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Meaning Of In Force

“In force” means that the insurance provided by the Policy has not terminated. The Policy will be in force from its Issue Date.

This Policy will continue in force to the Insured’s death if:

●	the Policy is not fully surrendered; and
●	the Policy has not terminated without value.

Paid-up Policy Date

The Paid-up Policy Date is shown in the Policy Specifications. It is the Policy Anniversary Date on or next following the Insured’s 95th birthday. Starting on this date and at all times thereafter, the Selected Face Amount will equal the account value; and the Death Benefit Option will be Death Benefit Option 1. Monthly charges will continue to be deducted from the account value of the Policy but Cost of Insurance charges will equal $0 and Face Amount charges will equal $0. Premium payments will no longer be accepted unless a payment is required to keep this Policy in force under the Grace Period and Termination provision.

Status For Federal Tax Purposes

This Policy is intended to qualify under Section 7702 of the Internal Revenue Code as a “life insurance contract” for federal tax purposes. To maintain its status as a “life insurance contract” we will monitor the Policy for compliance with the limits established by the Internal Revenue Code. In any Policy Year, we reserve the right to take any action we deem necessary to maintain the status of the Policy, including the right to refund premium or to distribute to You a portion of the account value. We may adjust the applicable limits to reflect any Policy change(s) we permit, but we may also restrict or deny any change to the Policy benefits (such as rider additions, rider removal or reduction, withdrawals, or face amount decreases) to the extent required to maintain the Policy’s status.

The 2001 CSO Mortality Tables provide a stated termination date of age 121. After the Insured’s 121st birthday, the Policy may not qualify as life insurance under federal tax law and may be subject to adverse tax consequences. You should consult with a tax advisor before choosing to continue the Policy after the Insured’s 121st birthday.

Annual Report

Each year, within 30 days after the Policy Anniversary Date, we will mail a report to the Owner. There will be no charge for this report. This report will advise the Owner of the status of this Policy. The report will contain at least the following information:

●	The beginning and end dates of the current report period.
●	The Account Value, if any, at the beginning of the current report period and at the end of the current report period.
●	The amounts that have been credited to or debited from the Account Value during the current report period.
●	The death benefit at the end of the current report period.
●	The cash surrender value, if any, at the end of the current report period.
●	The amount of any Policy debt at the end of the current report period.

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●	When applicable, a notice that further Premium payments must be made to maintain insurance in force until the end of the next reporting period.

This report will also include any additional information required by applicable law or regulation.

Conformity With Interstate Insurance Product Regulation Commission Standards

This Policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of this Policy that, as of the provision’s effective date, is in conflict with the Interstate Insurance Product Regulation Commission Standards for this product type is hereby amended to conform to the Interstate Insurance Product Regulation Commission standards for this product type as of the provision’s effective date.

Amending This Policy

This Policy may be amended as may be required to meet the definition of “life insurance” under the Internal Revenue Code.

Evidence of insurability is not needed to amend this Policy in accordance with this provision.

NOTES ON OUR COMPUTATIONS

Net Investment Factor

The Net Investment Factor for each division of the Separate Account is determined by dividing A by B where:

A equals: (i) the net asset value per share of each investment fund held by a division for the current Valuation Period; plus (ii) any dividend per share declared on behalf of such investment fund that has an ex-dividend date within the current

Valuation Period; plus (iii) the cumulative charge or credit for taxes reserved which is determined by us to have resulted from the operation or maintenance of the division; and

B equals: the net asset value per share of the investment fund held by the division for the immediately preceding Valuation Period.

Accumulation Unit Value

The value of an accumulation unit in each division was set at $1.00000000 on the first Valuation Date selected by us. The value on any Valuation Date thereafter is equal to the product of the net investment factor for that division for the Valuation Period which includes that Valuation Date and the accumulation unit value on the preceding Valuation Date.

The accumulation unit value may increase or decrease from Valuation Date to Valuation Date.

Adjustments Of Units And Values

We have the right to split or consolidate the number of accumulation units credited to the Policy, with a corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an

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adjustment of units to be desirable. However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions or investment return of the Policy, or on the Owner, Insured, any Beneficiary, any assignee or other person, or on us.

Basis Of Computation

The Basis Of Computation is the monthly insurance table and interest rate we use to determine:

•	The maximum Cost of Insurance Charges; and
•	The minimum annual interest on the fixed account value of the Policy.

The basis of computation for the cash surrender value, for the maximum Cost of Insurance Charges, and for the minimum interest earned on the fixed account value of this Policy is shown in the Policy Specifications. The maximum monthly insurance table shown in the Policy Specifications applies to amounts in a standard underwriting classification. We reserve the right to make appropriate modifications to this table for any amount which is not in a standard underwriting classification.

A detailed statement of the method of computing Policy values has been filed with the Interstate Insurance Product Regulation Commission.

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Massachusetts Mutual Life Insurance Company

Springfield, MA 01111-0001

 Flexible Premium Variable Adjustable Life Insurance Policy

This Policy provides that:

Insurance is payable upon death of the Insured.

Within specified limits, flexible premiums may be paid during the Insured’s lifetime.

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